UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – November 16, 2015

Farmers Capital Bank Corporation
(Exact name of registrant as specified in charter)

Kentucky	0-14412	61-1017851
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 309 Frankfort, KY	40602
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (502) 227-1668

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(c) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On November 16, 2015, Farmers Capital Bank Corporation (the “Company”) announced the appointment of J. David Smith, Jr. to be the Company’s Senior Executive Vice President and Chief Operating Officer who will begin his new role on January 4, 2016. The Company’s Board of Directors recently established this position and Mr. Smith will serve as the second highest ranking official in the Company, reporting directly to the Company’s Chief Executive Officer.

Mr. Smith, age 59, has over 30 years of legal experience with Stoll Keenon Ogden PLLC, where he currently serves as Chair of the firm’s Transactional Department and Business Services Practice Group. His specialties include mergers and acquisitions, securities and corporate governance, and complex contracts. His concentration in the financial services industry has provided significant governmental regulatory expertise, both state and federal.

In connection with the appointment of Mr. Smith as Senior Executive Vice President and Chief Operating Officer, the Company entered into an Employment Agreement dated November 18, 2015 (the “Agreement”) with Mr. Smith. Mr. Smith’s employment under the Agreement begins on January 1, 2016 and continues for forty-eight (48) months (the “Term”). The Term shall be automatically extended for subsequent twelve (12) month periods unless written notice to the contrary is given by either the Company or Mr. Smith at least ninety (90) days prior to the expiration of the Term or the expiration of any subsequent one (1) year extension.

Under the Agreement, Mr. Smith will receive an annual base salary of $300,000 during the first twelve months of the Term and thereafter at an annual rate (not less than $300,000) to be determined by the Company. During the Term, Mr. Smith is entitled to reimbursement for the monthly charges for telephone service and electronic data receipt and transmission on his personal smart phone. The Company will reimburse Mr. Smith for lease payments related to his automobile and in connection with the scheduled maturity of the vehicle lease, exercise and/or fund the purchase option of the automobile and continue to make available to Mr. Smith the vehicle during the Term. Mr. Smith is entitled to participate in the Company’s employee benefit programs.

Under the Agreement, Mr. Smith’s employment with the Company may only be terminated for (i) “Disability” which is defined as Employee’s inability (due to physical or mental impairment) to perform his material duties for what can medically be expected to continue for twelve (12) months or (ii) “Cause,” which includes gross negligence in the performance of his duties, material breach of his fiduciary duties, filing a petition in bankruptcy or having a petition filed against him, alcohol or drug abuse or engaging in fraud, theft or dishonesty.

Mr. Smith agrees under the Agreement to not disclose or use for his own benefit or the benefit of any other person or entity at any time, either during or after his association with the Company, any “confidential information” of which he becomes aware. He further covenants and agrees that he will not, directly or indirectly, through the date three years following the cessation of the Term for any reason whatsoever, (a) attempt to cause or otherwise encourage any employee of the Company (or any affiliate) to leave the employ of the Company (or such affiliate) or (b) with the exception of the provision of legal services by Mr. Smith, engage in, own, manage, or operate as an officer, director, shareholder, proprietor, employee, consultant or otherwise with, any person or entity which is directly or indirectly engaged in any portion of the “financial industry” within the Commonwealth of Kentucky.

The above summary of the Agreement is qualified in its entirety by reference to the text of the agreement, a copy of which is attached, and incorporated herein by reference, as Exhibit 10.1 to this Current Report on 8-K.

Mr. Smith has no family relationships with any current director or executive officer of the Company, and there are no transactions or proposed transactions, to which the Company is a party, or intended to be a party, in which Mr. Smith has, or will have, a material interest subject to disclosure under Item 404(a) of Regulation S-K.

ITEM 9.01      FINANCIAL STATEMENTS AND EXHIBITS

(d)     Exhibits

Exhibit 10.1 – Employment Agreement, between Farmers Capital Bank Corporation and J. David Smith, Jr., dated November 18, 2015.

Exhibit 99.1 – Farmers Capital Bank Corporation Press Release Dated November 16, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Farmers Capital Bank Corporation

Date: November 18, 2015	/s/ Mark A. Hampton
Mark A. Hampton
Executive Vice-President, Secretary, and Chief Financial Officer

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